Exhibit 10.30

V2X, Inc. 2023-2024 Non-Employee Director Compensation Effective May 4, 2023

All compensation to be granted on the date of the applicable V2X, Inc. Annual Meeting of Shareholders for services from that date through the day prior to the date of the subsequent V2X, Inc. Annual Meeting of Shareholders.

Annual Compensation – All Directors	$240,000
Cash Retainer Portion	$90,000
Restricted Stock Unit (RSU) Portion[1]	$150,000
Incremental Compensation for Non-Executive Chairman	$100,000
Cash Retainer Portion	$50,000
Restricted Stock Unit (RSU) Portion [1]	$50,000
Incremental Cash Retainers for Committee Chairs
Audit Committee	$20,000
Compensation Committee& Personnel Committee	$17,500
Nominating & Governance Committee	$15,000

[1] Each restricted stock unit (“RSU”) represents a contingent right to receive one share of V2X, Inc. common stock. The number of RSUs granted will be based on the closing price of V2X, Inc. common stock on the date of the applicable V2X, Inc. Annual Meeting of Shareholders. The RSUs will vest 100% on the business day immediately prior to the date of the subsequent V2X, Inc. Annual Meeting of Shareholders and will be settled in shares of V2X, Inc. common stock.

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